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                                                                    EXHIBIT 10.E

                              THE FINOVA GROUP INC.
                            EXECUTIVE SEVERANCE PLAN
                               (TIER 1 Employees)


         1. PURPOSE: To provide management continuity by inducing selected Executives to remain in the employ of THE FINOVA GROUP INC. ("Corporation") or one of its subsidiaries pending a possible Change of Control of the Corporation.

         2. OBJECTIVES: To ensure in the event of a possible Change of Control of the Corporation, in addition to the Executive's regular duties, that he may be available to be called upon to assist in the objective assessment of such situations, to advise management and the Board of Directors ("Board") of the Corporation as to whether such proposals would be in the best interests of the Corporation and its shareholders or one of its subsidiaries, and to take such other actions as management or the Board might determine reasonably appropriate and in the best interests of the Corporation and its shareholders.

         3. PARTICIPATION: Participation in this Plan will be limited to selected Executives (each referred to herein as "Executive") whose importance to the Corporation during such periods is deemed to warrant good and valuable special consideration by The Chairman of the Corporation. Each such Executive's participation shall be evidenced by a certificate ("Certificate") issued by the Corporation substantially in the form attached hereto, each of which is incorporated herein by reference as if set forth in its entirety. In the event an Executive shall become ineligible hereunder, his Certificate shall be surrendered promptly to the Corporation, but the failure to surrender the Certificate shall not affect such ineligibility or the inapplicability of this plan to such Executive.

         4. DEFINITION OF CHANGE OF CONTROL: For purposes of this Plan, a "Change of Control" shall mean any of the following events:

         (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"))(a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Corporation other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and
(iii) of subsection (c) of this Section 4; or

         (b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         (c) approval by the shareholders of the Corporation of a reorganization, merger or consolidation




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or sale or other disposition of all or substantially all of the assets of the
Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and
(iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

         (d) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

         5.       ADDITIONAL DEFINITIONS:

         (a)      For purposes of this Agreement, "Cause" shall mean:

                  (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Corporation or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chairman of the Corporation which specifically identifies the manner in which the Board or Chairman believes that the Executive has not substantially performed the Executive's duties, or

                  (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chairman or a senior officer of the Corporation or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

         (b)      For purposes of this Agreement, "Good Reason" shall mean:

                  (i) the assignment to the Executive of any duties inconsistent in any respect with the



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                  Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the Change of Control, or any other action by the Corporation which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

                  (ii) any reduction by the Corporation of the Executive's base salary, annual bonus, incentive opportunities, retirement benefits, welfare or fringe benefits below the highest level enjoyed by the Executive during the 120-day period prior to the Change of Control;

                  (iii) the Corporation's requiring the Executive to be based at any office or location other than that at which he was based immediately prior to the Change of Control or the Corporation's requiring the Executive to travel on Corporation business to a substantially greater extent than required immediately prior to the Change of Control;

                  (iv) any purported termination by the Corporation of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                  (v) any failure by the Corporation to comply with and satisfy Section 11(c) of this Agreement.

                  For purposes of this Agreement, any good faith determination of "Good Reason" made by the Executive shall be conclusive.

         (c) For purposes of this Agreement, "Window Period" means the 30-day period following the first anniversary of the Change of Control.

         6. ELIGIBILITY FOR BENEFITS: Benefits as described in Section 7 shall be paid only in the event Executive's employment with the Corporation or any of its subsidiaries is terminated (a) involuntarily by the Corporation without Cause or (b) by the Executive for Good Reason, in either case within twenty-four (24) months after or as a result of a Change of Control of the Corporation., or (c) by the Executive for any reason during the Window Period (other than as a consequence of his death or disability, or of his retirement at or after his normal retirement date under the Corporation's or a subsidiary's retirement plan).

         7.       BENEFIT ENTITLEMENT:

         (a) LUMP SUM PAYMENT: On or before the Executive's last day of employment with the Corporation or any of its subsidiaries, the Corporation or the applicable subsidiary will pay to the Executive as additional compensation for services rendered a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the sum of (i) his highest annual salary fixed during the period he was an employee of the Corporation or any of its subsidiaries, plus (ii) the largest aggregate amount awarded to him in a year, including any pro-rata payment made in connection with a Change of Control under any currently existing and unvested plans, as cash bonus (whether or not deferred) under the Corporation's Management Incentive Plan and any Performance Share Incentive Plan or similar short and long term cash incentive plans or arrangements providing for performance bonus payments during the preceding four years multiplied by:

         (i) Three if the termination is involuntary without Cause or for Good Reason, or

         (ii)     Two if the termination is voluntary during the Window Period.

Nothing in this section shall affect Executive's rights to receive salary, compensation, vacation and other benefits due for work performed through Executive's severance date.




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         (b)      EMPLOYEE PLANS:  The Executive's participation in life,
accident, health, compensation deferral, automobile, club membership, and financial counseling plans of, and other similar benefits provided to Executive by, the Corporation, or the applicable subsidiary, if any, provided to the Executive prior to the Change of Control or his termination, shall be continued, or equivalent benefits provided, by the Corporation or the applicable subsidiary at no direct cost to the Executive for a period of:

         (i) Three years if the termination is involuntary without Cause or for Good Reason, or

         (ii) Two years if the termination is voluntary during the Window Period (or until his death or normal retirement date, whichever is sooner)

from the date of termination . The Executive's participation in any applicable qualified or nonqualified retirement and/or pension plans and any deferred compensation or bonus plan of the Corporation or any of its subsidiaries, if any, shall continue only through the last day of employment. Any terminating distributions and/or vested rights under such plans shall be governed by the terms of the respective plans.

         (c) SPECIAL RETIREMENT BENEFITS: The Executive shall receive Special Retirement Benefits payable hereunder to the Executive or his beneficiaries equal to the excess of the amount specified in subsection (c)(i) or subsection
(c)(ii), as the case may be, over that in subsection (c)(iii) below:

         (i) If the termination is voluntary without Cause or for Good Reason,the total retirement benefits that would be paid to the Executive or his beneficiaries under The FINOVA Group Inc. Pension Plan and The FINOVA Group Inc. Supplemental Pension Plan ,or the applicable subsidiary pension plans in which the Executive participates (in either case, the "Retirement Plans"), if either (x) the three years (or the period to his normal retirement date, if less)following his termination, or (y) the number of years necessary to be vested under the Retirement Plans (including any predecessor or successor or substitute plan or plans of the Corporation or any of its subsidiaries),whichever is greater, is counted and his final average compensation is as determined under the Retirement Plans, in each case using actuarial assumptions no less favorable to the Executive than those used in the Retirement Plans immediately prior to the Change of Control (the "Actuarial Assumptions"). For the purposes hereof, the amount specified in Section 7(a) shall not be considered "compensation" for purposes of calculating final average compensation under this subsection (c)(i);

         (ii) if the termination is voluntary during the Window Period, the total retirement benefits that would be paid to the Executive or his beneficiaries under the Retirement Plans using the Actuarial Assumptions, if any, if two years (or the period to his normal retirement date, if less) following his termination is added to his credited service and his final average compensation is as determined under the applicable Retirement Plans referred to in this subsection
         (c)(ii). For the purposes hereof, the amount specified in Section 7(a) shall not be considered "compensation" for purposes of calculating final average compensation under this subsection (c)(ii);

         (iii) the total qualified and unqualified benefits actually payable to the Executive or his beneficiaries under the Retirement Plans.

All Special Retirement Benefits and other benefits provided for herein are provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code, and shall be payable solely from the general assets of the Corporation or its appropriate subsidiary.

         (d)      TAXES:   Anything in this Agreement to the contrary
notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7(d)) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with




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any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest and penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (e)      ACCELERATION OF STOCK AWARDS:   Stock Options and any other
rights granted to the Executive by the Corporation under its 1992 Stock Incentive Plan and any later or successor plan or plans (collectively, the "Stock Incentive Plans"), will be exercisable in full for their respective specified terms, notwithstanding a Change of Control of the Corporation or the date of approval by the Corporation's shareholders of an agreement providing for a merger in which the Corporation will not remain an independent publicly owned corporation or a consolidation or a sale or other disposition of all or substantially all the assets of the Corporation, provided that no option or right shall be exercisable by the Executive within six months after the date of grant, or after the termination date, of such option or right. In the event of a Change of Control, the restrictions and deferral limitations applicable to any restricted or deferred stock awarded under the Stock Incentive Plans shall lapse, and such stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant, including without limitation immediate vesting and exercisability of the maximum amount of performance-based or other variable awards as if maximum performance conditions or payouts were achieved.

         8.       INDEMNIFICATION:   If litigation is brought to enforce or
interpret any provision contained herein, the Corporation or applicable subsidiary, to the extent permitted by applicable law and the Corporation's or subsidiaries' Certificate of Incorporation, as the case may be, shall indemnify the Executive for Executive's reasonable attorneys' fees and disbursements incurred in such litigation, and hereby agrees to pay interest on any money judgment obtained by the Executive calculated at the Citibank, N.A. prime interest rate in effect from time to time from the date that payment(s) to Executive should have been made under this Agreement until the date the payment(s) is made.

         9.       PAYMENT OBLIGATIONS ABSOLUTE:   Except as expressly provided
in Sections 13 and 14, the Corporation's or subsidiary's obligation to pay the Executive the benefits hereunder and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counter-claim, recoupment, defense or other right which the Corporation may have against Executive or anyone else. All amounts payable by the Corporation or subsidiary hereunder shall be paid without notice or demand. Each and every payment made hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation or subsidiary shall be final and the Corporation or subsidiary will not seek to recover all or any part of such payment(s) from the Executive or from whosoever may be entitled thereto, for any reason whatsoever. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Corporation's or subsidiary's obligations to make the payments and arrangements required to be made under this Plan. The Corporation or applicable subsidiary may at the discretion of the Chairman of the Corporation enter into an irrevocable, third-party guarantee or similar agreement with a bank or other institution with respect to the benefits payable to an Executive hereunder, which would provide for the unconditional payment of such benefits by such third-party upon presentment by an Executive of his Certificate (and on such other conditions deemed necessary or desirable by the Corporation) at some specified time after termination of employment. Such third-party guarantor shall have no liability for improper payment if it follows the instructions of the Corporation as provided in such Certificate and other documents required to be presented under the agreement, unless the Corporation, in a written notice, has previously advised such third-party guarantor of the determination by its Board of Directors of ineligibility of the Executive in accordance with Section 14.

         10.      CONTINUING OBLIGATIONS:    The Executive shall retain in
confidence any confidential information known to him concerning the Corporation and its subsidiaries and their respective businesses as long




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as such information is not publicly disclosed, except as otherwise required by law.

11.   SUCCESSORS:

         (a) This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns.

         (c) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, Corporation shall mean the Corporation as hereinbefore defined and which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         12.      SEVERABILITY:   Any provision in this Plan which is prohibited
or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         13.      OTHER AGREEMENTS:   Notwithstanding any provision herein to
the contrary, in the event the Executive's employment with the Corporation or applicable subsidiary terminates and the Executive is entitled to receive termination, separation or other like amounts from the Corporation or any of its subsidiaries pursuant to any contract of employment, generally prevailing separation pay policy, or other program of the Corporation or applicable subsidiary, all such amounts shall be applied to and set off against the Corporation's or applicable subsidiaries' obligation set forth in Section 7 of this Plan. Nothing in this Section 13 is intended to result in set-off of salary, compensation, vacation and other benefits due Executive for work performed through Executive's severance date, pension or Retirement Plan benefits, supplemental executive retirement benefits, disability benefits, retiree benefits, any pro-rata payment or payments made to Executive in connection with a Change of Control under any currently existing and unvested Management Incentive Plan or Performance Share Incentive Plan, or any payment to Executive under the Corporation's Key Employee Value Sharing Plan, if any, or any similar plans, or any other benefits not directly provided as termination or separation benefits.

         14.      TERMINATION:   This Agreement shall terminate with respect to
an Executive if the Chairman of the Corporation determines that the Executive is no longer a key executive to be provided a severance agreement and so notifies the Executive by hand delivery, overnight courier or certified mail at least thirty (30) days before participation in this Plan shall cease; except that such determination shall not be made, and if made shall have no effect, (i) within twenty-four (24) months after the Change of Control in question or (ii) during any period of time when the Corporation has knowledge that any third person has taken steps reasonably calculated to effect a Change of Control until such third person has abandoned or terminated his efforts to effect a Change of Control as determined by such Board in good faith, but in its sole discretion.





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